Exhibit 99.1

Press Release October 27, 2011
Holly Energy Partners, L.P. Reports Third Quarter Results
Dallas, Texas — Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE-HEP) today reported financial results for the third quarter of 2011. For the quarter, distributable cash flow was $25.7 million, up $1.8 million, or 7% compared to third quarter of 2010. On October 26, 2011, HEP announced its 28th consecutive distribution increase, raising the quarterly distribution from $0.865 to $0.875, representing a 5% increase over its distribution for the third quarter of 2010.
Net income for the third quarter was $16.7 million ($0.58 per basic and diluted limited partner unit) compared to $16.3 million ($0.59 per basic and diluted limited partner unit), an increase of $0.5 million, or 3% over the third quarter of 2010. This increase in overall earnings is due principally to an increase in overall pipeline shipments, revenues attributable to our Tulsa interconnect pipelines and annual tariff increases, net of the effects of a decrease in deferred revenue realized and increased operating costs and expenses.
Commenting on the third quarter of 2011, Matt Clifton, Chairman of the Board, Chief Executive Officer and President stated, “We are very pleased with our financial results with distributable cash flow reaching a new quarterly high. For the quarter, EBITDA was $33.2 million, an increase of $1.2 million or 4% over last year’s third quarter. During the quarter, we benefited from significantly improved related-party pipeline shipments as HollyFrontier’s Navajo refinery performed at higher planned levels throughout the quarter. Also, we completed the interconnect pipeline project at HollyFrontier’s Tulsa refinery which contributed to the increase in revenues for the third quarter. Under an agreement with HollyFrontier, effective September 1, 2011, the interconnect pipelines will generate minimum annual revenues of $4.9 million.
“Earlier this month, we announced an agreement in principle with HollyFrontier for the proposed acquisition of certain tankage, loading rack and crude receiving assets that serve its legacy Frontier refineries. Upon closing, we intend to enter into long-term throughput agreements with HollyFrontier that are expected to yield an estimated $47 million in incremental annual revenues. Additionally, we have an option to purchase HollyFrontier’s interest in the UNEV Pipeline, which is on target for completion in November. We are very enthusiastic about these tremendous expansion opportunities. Looking forward, we shall continue to strive for further growth in our asset base, geographic footprint and distributable cash flow,” Clifton said.
Third Quarter 2011 Revenue Highlights
Revenues for the quarter were $49.3 million, a $2.7 million increase compared to the third quarter of 2010. The revenue increase was due to increased pipeline shipments and the effect of annual tariff increases. These factors were partially offset by a $0.8 million decrease in previously deferred revenue realized. Overall pipeline volumes were up 13% compared to the third quarter of 2010.
•
Revenues from our refined product pipelines were $19.5 million, a decrease of $0.2 million, on shipments averaging 140.3 thousand barrels per day (“mbpd”) compared to 135.2 mbpd for the third quarter of 2010. This includes the effects of a $1.1 million decrease in previously deferred revenue realized.

•
Revenues from our intermediate pipelines were $5.9 million, an increase of $1 million, on shipments averaging 91.8 mbpd compared to 83.2 mbpd for the third quarter of 2010. This includes $0.4 million in revenues attributable to the Tulsa interconnect pipelines and a $0.3 million increase in previously deferred revenue realized.

•	Revenues from our crude pipelines were $10.6 million, an increase of $0.8 million, on shipments averaging 175.5 mbpd compared to 143.6 mbpd for the third quarter of 2010.
•	Revenues from terminal, tankage and loading rack fees were $13.3 million, an increase of $1.1 million compared to the third quarter of 2010.
Revenues for the three months ended September 30, 2011 include the recognition of $0.8 million of prior shortfalls billed to HollyFrontier in 2010, as they did not meet their minimum volume commitments within the contractual make-up period. As of September 30, 2011, deferred revenue in our consolidated balance sheet was $6.5 million. Such deferred revenue will be recognized in earnings either as payment for shipments in excess of guaranteed levels or when shipping rights expire unused over the contractual make-up period.
Nine Months Ended September 30, 2011 Revenue Highlights
Revenues for the nine months ended September 30, 2011 were $145.2 million, a $12.5 million increase compared to the same period of 2010. This was due to an overall increase in pipeline shipments, revenues attributable to our March 2010 asset acquisitions, a $4.1 million increase in previously deferred revenue realized and the effect of annual tariff increases. Overall pipeline volumes were up 6% from the same period of 2010 due to an increase in third-party refined product pipeline shipments.
•
Revenues from our refined product pipelines were $62 million, an increase of $7 million, on shipments averaging 136.2 mbpd compared to 130.9 mbpd for the nine months ended September 30, 2010. This includes a $4.3 million increase in previously deferred revenue realized.

•
Revenues from our intermediate pipelines were $15.6 million on shipments averaging 81.6 mbpd compared to 82.8 mbpd for the nine months ended September 30, 2010. This includes $0.4 million in revenues attributable to the Tulsa interconnect pipelines and the effects of a $0.2 million decrease in previously deferred revenue realized.

•	Revenues from our crude pipelines were $29.5 million, an increase of $0.6 million, on shipments averaging 157.6 mbpd compared to 140 mbpd for the nine months ended September 30, 2010.
•
Revenues from terminal, tankage and loading rack fees were $38 million, an increase of $4.9 million compared to the nine months ended September 30, 2010, reflecting revenues attributable to our Tulsa storage and rack facilities acquired from HollyFrontier in March 2010.

Revenues for the nine months ended September 30, 2011 include the recognition of $9.9 million of prior shortfalls billed to shippers in 2010, as they did not meet their minimum volume commitments within the contractual make-up period.
Cost and Expense Highlights
Operating costs and expenses were $24.4 million and $69.9 million for the three and nine months ended September 30, 2011, respectively, representing an increase of $2.1 million and $1.7 million over the respective periods of 2010. Year over year, third quarter and year-to-date operating costs include higher maintenance service and payroll costs. Additionally, property taxes increased on a year-to-date basis. Although professional fees were up for the current year third quarter due to our pending HollyFrontier asset acquisition, current year-to-date professional fees decreased compared to the nine months ended September 30, 2010.
Interest expense was $8.8 million and $26.1 million for the three and nine months ended September 30, 2011, respectively, representing an increase of $0.4 million and $0.6 million over the respective periods of 2010 due to higher year-over-year debt levels. Additionally, interest expense for the nine months ended September 30, 2010 include a charge of $1.1 million due to the partial settlement of an interest rate swap.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: http://www.videonewswire.com/event.asp?id=82951.
An audio archive of this webcast will be available using the above noted link through November 9, 2011.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma and Utah. In addition, the Partnership owns a 25% interest in SLC Pipeline LLC, a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 100,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 31,000 bpsd refinery in Woods Cross, Utah, a 135,000 bpsd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 34% interest (including the general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:
•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;
•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;
•	the demand for refined petroleum products in markets we serve;
•	our ability to successfully purchase and integrate additional operations in the future;
•	our ability to complete previously announced or contemplated acquisitions;
•	the availability and cost of additional debt and equity financing;
•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;
•	the effects of current and future government regulations and policies;
•	our operational efficiency in carrying out routine operations and capital construction projects;
•	the possibility of terrorist attacks and the consequences of any such attacks;
•	general economic conditions; and
•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and nine months ended September 30, 2011 and 2010.

	Three Months Ended		Change
	September 30,		from
	2011	2010	2010
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$12,937	$12,340	$597
Affiliates — intermediate pipelines	5,935	4,917	1,018
Affiliates — crude pipelines	10,555	9,775	780

	29,427	27,032	2,395
Third parties — refined product pipelines	6,525	7,277	(752)

	35,952	34,309	1,643

Terminals, tanks and loading racks:
Affiliates	11,519	10,281	1,238
Third parties	1,797	1,959	(162)

	13,316	12,240	1,076

Total revenues	49,268	46,549	2,719

Operating costs and expenses
Operations	14,689	13,632	1,057
Depreciation and amortization	7,733	7,237	496
General and administrative	2,012	1,508	504

	24,434	22,377	2,057

Operating income	24,834	24,172	662

Equity in earnings of SLC Pipeline	641	570	71
Interest income	—	1	(1)
Interest expense, including amortization	(8,828)	(8,417)	(411)
Other	20	9	11

	(8,167)	(7,837)	(330)

Income before income taxes	16,667	16,335	332

State income tax	77	(76)	153

Net income	16,744	16,259	485

Less general partner interest in net income, including incentive distributions (1)	4,009	3,172	837

Limited partners’ interest in net income	$12,735	$13,087	$(352)

Limited partners’ earnings per unit — basic and diluted (1)	$0.58	$0.59	$(0.01)

Weighted average limited partners’ units outstanding	22,079	22,079	—

EBITDA (2)	$33,228	$31,988	$1,240

Distributable cash flow (3)	$25,731	$23,969	$1,762

Volumes (bpd)
Pipelines:
Affiliates — refined product pipelines	96,105	93,194	2,911
Affiliates — intermediate pipelines	91,783	83,227	8,556
Affiliates — crude pipelines	175,459	143,617	31,842

	363,347	320,038	43,309
Third parties — refined product pipelines	44,212	41,967	2,245

	407,559	362,005	45,554

Terminals and loading racks:
Affiliates	183,987	183,312	675
Third parties	43,224	43,633	(409)

	227,211	226,945	266

Total for pipelines and terminal assets (bpd)	634,770	588,950	45,820

	Nine Months Ended		Change
	September 30,		from
	2011	2010	2010
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates — refined product pipelines	$34,484	$35,887	$(1,403)
Affiliates — intermediate pipelines	15,637	15,673	(36)
Affiliates — crude pipelines	29,500	28,907	593

	79,621	80,467	(846)
Third parties — refined product pipelines	27,586	19,136	8,450

	107,207	99,603	7,604

Terminals, tanks and loading racks:
Affiliates	32,571	27,522	5,049
Third parties	5,447	5,603	(156)

	38,018	33,125	4,893

Total revenues	145,225	132,728	12,497

Operating costs and expenses
Operations	41,851	40,187	1,664
Depreciation and amortization	23,086	22,038	1,048
General and administrative	4,948	5,984	(1,036)

	69,885	68,209	1,676

Operating income	75,340	64,519	10,821
Equity in earnings of SLC Pipeline	1,848	1,595	253
Interest income	—	6	(6)
Interest expense, including amortization	(26,101)	(25,510)	(591)
Other	8	2	6

	(24,245)	(23,907)	(338)

Income before income taxes	51,095	40,612	10,483

State income tax	(169)	(216)	47

Net income	50,926	40,396	10,530
Less general partner interest in net income, including incentive distributions (1)	11,418	8,727	2,691

Limited partners’ interest in net income	$39,508	$31,669	$7,839

Limited partners’ earnings per unit — basic and diluted (1)	$1.79	$1.43	$0.36

Weighted average limited partners’ units outstanding	22,079	22,079	—

EBITDA (2)	$100,282	$88,154	$12,128

Distributable cash flow (3)	$67,924	$66,800	$1,124

Volumes (bpd)
Pipelines:
Affiliates — refined product pipelines	88,172	95,013	(6,841)
Affiliates — intermediate pipelines	81,618	82,844	(1,226)
Affiliates — crude pipelines	157,598	139,955	17,643

	327,388	317,812	9,576
Third parties — refined product pipelines	48,107	35,923	12,184

	375,495	353,735	21,760

Terminals and loading racks:
Affiliates	174,866	177,946	(3,080)
Third parties	42,102	38,825	3,277

	216,968	216,771	197

Total for pipelines and terminal assets (bpd)	592,463	570,506	21,957

(1)
Net income is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. Net income allocated to the general partner includes incentive distributions declared subsequent to quarter end. For the three months ended September 30, 2011 and 2010, general partner incentive distributions were $3.7 million and $2.9 million, respectively. For the nine months ended September 30, 2011 and 2010, the distributions were $10.6 million and $8.1 million, respectively. Net income attributable to the limited partners is divided by the weighted average limited partner units outstanding in computing the limited partners’ per unit interest in net income.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon U.S. generally accepted accounting principles (“GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA also is used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In thousands)
Net income	$16,744	$16,259	$50,926	$40,396

Add (subtract):
Interest expense	8,520	8,135	25,198	22,230
Amortization of discount and deferred debt issuance costs	308	282	903	740
Increase in interest expense — change in fair value of interest rate swaps and swap settlement costs	—	—	—	2,540
Interest income	—	(1)	—	(6)
State income tax	(77)	76	169	216
Depreciation and amortization	7,733	7,237	23,086	22,038

EBITDA	$33,228	$31,988	$100,282	$88,154

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts separately presented in our consolidated financial statements, with the exception of equity in excess cash flows over earnings of SLC Pipeline and maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It also is used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In thousands)

Net income	$16,744	$16,259	$50,926	$40,396

Add (subtract):
Depreciation and amortization	7,733	7,237	23,086	22,038
Amortization of discount and deferred debt issuance costs	308	282	903	740
Increase in interest expense — change in fair value of interest rate swaps and swap settlement costs	—	—	—	2,540
Equity in excess cash flows over earnings of SLC Pipeline	198	173	512	525
Increase (decrease) in deferred revenue	1,201	758	(3,917)	3,279
Maintenance capital expenditures*	(453)	(740)	(3,586)	(2,718)

Distributable cash flow	$25,731	$23,969	$67,924	$66,800

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, and safety and to address environmental regulations.

	September 30,	December 31,
	2011	2010
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$1,802	$403
Working capital (deficit)	$7,587	$(7,758)
Total assets	$657,703	$643,273
Long-term debt	$534,902	$491,648
Partners’ equity (4)	$94,976	$109,372

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets of $218 million would have been recorded as increases to our properties and equipment and intangible assets instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:
Douglas S. Aron, Executive Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Investor Relations
Holly Energy Partners, L.P.
214/871-3555